SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☒	Soliciting Material Pursuant to §240.14a-12
TROY GROUP, INC.
(Name of Registrant as Specified In Its Charter)
Not Applicable
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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        On July 3, 2003, TROY Group, Inc. (the "Company") issued a press release announcing that the special committee of the Company's Board of Directors has responded to a proposal from Westar Capital LLC to increase its offer to purchase all of the outstanding equity of the Company, including the majority interest held by the Dirk family, from $3.50 per share to $4.00 per share. The press release is attached to this Schedule 14A-12. Also attached to this Schedule 14A-12 are correspondence referenced in the press release.

FOR IMMEDIATE RELEASE

For More Information Contact:

TROY Group, Inc.
2331 South Pullman Street
Santa Ana, CA 92705
(949) 250-3280
(949) 250-8972 Fax
 www.troygroup.com

Contact:	James Klingler, Vice President & CFO

TROY Group Special Committee Responds to Increased Buyout Offer

Santa Ana, CA.—July 3, 2003—TROY Group, Inc. (NASDAQ: TROY) today announced that the special committee of its board of directors has responded to a proposal from Westar Capital LLC to increase its offer to purchase all of the outstanding equity of TROY, including the majority interest held by the Dirk family, from $3.50 per share to $4.00 per share.

The special committee has determined that Westar's revised proposal presents the same structural impediments as Westar's original proposal, and for the same reasons, is not reasonably capable of being consummated under the current circumstances. The special committee's determination, which was made following consultation by the committee with its financial and legal advisors, is based on confirmation that the special committee has received from Patrick Dirk that the Dirk family is unwilling to sell its controlling interest in the company at the $4.00 per share price offered by Westar. Westar has previously informed the special committee that Westar is only interested in purchasing all of the company's outstanding stock, or alternatively, at least a controlling interest in the company.

The company also confirmed that the special committee has offered Westar the opportunity to meet with the company's management team and to gain access to additional business and financial information concerning the company. The only limitation imposed by the special committee is that two former executives of the company who are currently acting as advisors to Westar not participate directly in the interview sessions with the company's management. The special committee has informed Westar that the special committee does not object to Westar consulting or sharing any information with the former company executives. The arrangements offered by the special committee for Westar to proceed with its due diligence investigation of the company are outlined in correspondence between the special committee and Westar and their respective representatives. Copies of such correspondence have been filed today with the Securities and Exchange Commission, and are publicly available on the Commission's website at www.sec.gov. The special committee believes that the arrangements offered to Westar would allow Westar to obtain all information that is reasonably necessary or appropriate to its evaluation of the company.

On June 25, 2003 the company announced that it had entered into an amended merger agreement with Dirk Inc., a company controlled by Patrick J. Dirk, the founder of TROY, and his family members, pursuant to which Dirk Inc. agreed to increase its offer to purchase all of the outstanding shares of TROY common stock (other than shares owned by Dirk Inc. and the Dirk family members) from a price of $2.70 per share in cash to a price of $2.76 per share in cash. The companies had originally approved a merger agreement on March 20, 2003. TROY expects the merger to close in August 2003. The merger is subject to approval by TROY stockholders as required under applicable state law, to approval by TROY stockholders voting on the merger other than Dirk Inc. and the Dirk family members, to completion of financing arrangements necessary to accomplish the merger, and to certain other closing conditions.

About TROY Group

TROY Group, Inc. is a worldwide provider of enterprise output solutions. The company has three main product lines: Security Printing Solutions, Financial Services Solutions and Wireless and Connectivity Solutions. Security Printing Solutions include high-security check printing hardware, software and consumables for security printing and payment applications. Financial Services products include ACH processing and origination software, check conversion software as well as Internet check payment software and services. Wireless and Connectivity Solutions include hardware and software solutions that enable enterprises to share intelligent devices, such as printers, either wirelessly or using traditional networks. The company distributes productions to major corporations, banks, key government accounts and distributors worldwide. Visit TROY at www.troygroup.com.

Forward looking statements contained in this news release, as well as past and future news releases related to TROY's going private transaction, are not protected by the Private Securities Litigation Reform Act of 1995. This news release may contain forward-looking statements of TROY (statements that are not historical fact). Various risks and uncertainties could cause actual results to differ materially from those expressed in these forward-looking statements. These risks and uncertainties include the impact that the inability of Westar to purchase majority control of the company from the Dirk family will have on its proposal and the other factors set forth in the company's periodic reports and other documents that it files from time to time with the Securities and Exchange Commission.

The company filed a preliminary proxy statement with the Securities and Exchange Commission on April 21, 2003, and amendment number 1 to such preliminary proxy statement on July 3, 2003. Prior to consummation of the merger, TROY will file a definitive proxy statement with the Securities and Exchange Commission and will distribute such proxy statement to investors and stockholders. Investors and stockholders are advised to read the proxy statement when it becomes available because it will contain important information about the parties to the merger and the terms and conditions of the merger. Investors and stockholders may obtain copies of the proxy statement and other documents filed by the parties with the Securities and Exchange Commission, free of charge, at the Securities and Exchange Commission's Web site at http://www.sec.gov. Investors and stockholders may also obtain, free of charge, copies of the proxy statement (when available) and such other documents from the company by directing such request to TROY Group Inc., 2331 South Pullman Street, Santa Ana, CA 92705, 949/250-3280.

TROY and its executive officers and directors may be deemed to be participants in the solicitation of proxies from stockholders of TROY with respect to the transactions contemplated by the merger agreement. Information regarding such executive officers and directors is included in TROY's annual report on Form 10-K for the fiscal year ended November 30, 2002. This document is available, free of charge, at the Securities and Exchange Commission's Web site at http://www.sec.gov and from TROY at TROY Group Inc., 2331 South Pullman Street, Santa Ana, CA 92705, 949/250-3280.

Contact:
TROY Group Inc., Santa Ana
James Klingler, 949/250-3280
Fax: 949/250-8972

[O'MELVENY & MYERS LLP LETTERHEAD]

June 23, 2003

VIA FACSIMILE (949) 475-4648

Thomas Magill, Esq.
Gibson, Dunn & Crutcher LLP
Jamboree Center
4 Park Plaza, Suite 1400
Irvine, CA 92614-8557

  Re:
  Troy Group

Dear Tom:

        I am writing at the direction of the Special Committee of the Board of Directors of Troy Group, Inc. (the "Company") to confirm the arrangements for Westar Capital LLC ("Westar") to conduct its due diligence investigation of the Company. As I have indicated to you previously, the Special Committee has determined to provide Westar with reasonable access to the Company's management and to its business and financial records, subject to the terms of the Confidentiality Agreement that has previously been entered into among the Company, Westar and each of Messrs. Messina and Conrad.

  1.
  Access to Management.    The Special Committee will arrange for Mr. Patrick Dirk (Chairman and Chief Executive Officer), Mr. Brian Dirk (Senior Vice President, Corporate Development) and Mr. James Klinger (Vice President-Finance, Treasurer and Chief Financial Officer) to be available at our offices for interviews by Westar. I have confirmed that each of these persons is available beginning on Tuesday, June 24. Please let me know if Westar would like to interview these individuals in any particular order, and how long Westar expects to spend with each executive officer, and we will coordinate their schedules accordingly.

    As I indicated to you previously, the Special Committee is hopeful that the sessions with the senior executive officers will suffice for Westar's purposes. Nevertheless, if after the initial sessions with senior management, Westar is interested in speaking with other officers of key employees of the Company, the Special Committee will be pleased to arrange for Westar to have reasonable access to such persons. It may be necessary (due to the officer's or key employee's location) for Westar to conduct any such interviews with these persons by telephone. In any case, if Westar will provide the Special Committee with a list of persons that Westar would like to contact (along with a short description of the topics to be covered with such person—so that he or she can be prepared for the interview session), the Special Committee will arrange a time for Westar to speak with such person(s).

    Westar has indicated that it would like to have Robert Messina and Del Conrad, two former officers of the Company, be present at the diligence sessions with the Company's senior management. However, as I first indicated to you last week, the Special Committee believes, in light of Mr. Messina's and Mr. Conrad's prior history with the Company, that direct participation by these individuals is inappropriate, and will only interfere with what should otherwise be an orderly and efficient communication process between Westar and the Company's senior management. Further, given Westar's credentials, resources and experience in acquiring businesses, the Special Committee believes that Mr. Messina's and Mr. Conrad's direct participation in these sessions is unnecessary. Accordingly, the Special Committee is unwilling to allow Mr. Messina or Mr. Conrad to participate directly in these sessions. The Special Committee does not object, however, to having Mr. Messina and/or Mr. Conrad available in another of our conference rooms or by telephone for separate consultation by the Westar representatives, nor does the Special Committee object to Westar sharing with Mr. Messina or Mr. Conrad information that Westar obtains during or after the management sessions. Moreover, if after sharing such information with Mr. Messina or Mr. Conrad, Westar has additional follow-up questions for management, the Special Committee will be pleased to provide Westar with additional access to management, as appropriate.

  2.
  Access to Additional Business and Financial Records.    As I discussed with you last week, the Special Committee is hopeful that the public and other information supplied to Westar to date, combined with the opportunity to ask questions and receive information during the sessions with the Company's management, will be sufficient for Westar to complete its due diligence. The Special Committee also intends to provide Westar with copies of the additional financial information that the Company provided to the Special Committee's financial advisor. Nevertheless, if during or after the management sessions, Westar identifies additional information or data that has not otherwise been made available and that Westar would like to receive as part of its due diligence process, the Special Committee will work to obtain and provide Westar with access to such information promptly. Westar should feel free to make its requests of management directly during the interview sessions, or provide the Special Committee with a list identifying the follow-up items. The Special Committee will then consider the requests, and work with the Company's management and the Committee's legal and financial advisors to make the information available as soon as is practicable.

        The Special Committee believes that these procedures will allow Westar to proceed with its due diligence effectively and expeditiously. Please note, however, that time is of the essence, as the Special Committee intends to continue its evaluation of the competing proposals, with the goal of concluding such process as quickly as possible consistent with its fiduciary duties.

Very truly yours,

/s/ THOMAS J. LEARY Thomas J. Leary of O'MELVENY & MYERS LLP
cc:	Mr. John Zaepfel Mr. Harold Clark David A. Krinsky, Esq.

WESTAR CAPITAL LLC

Via Facsimile (949-823-6994)

June 24, 2003

John Zaepfel
Chairman, Special Committee
Troy Group, Inc.
c/o Thomas Leary
O'Melveny & Myers
610 Newport Center Drive
17th Floor
Newport Beach, CA 92660

Dear John:

I am in receipt today of the letter dated June 23, 2003 from Tom Leary, counsel to the Special Committee of Troy to Tom Magill, our counsel, regarding the conditions upon which you intend to grant us access to the company. Frankly, these conditions are unreasonable and present unnecessary and time-consuming barriers to conducting a customary due diligence process by an outside third-party in a timely manner.

We signed the confidentiality agreement on May 28, 2003 and promptly presented the committee with our due diligence information request list. This list requests primarily non-public data such as detailed financial information on Troy's individual business units. On June 12, you forwarded a box of documents containing primarily public filings and copies of the company's web site, all of which we already had access to via the internet and Edgar on-line. The box did include a sheet showing in aggregate how corporate overhead was allocated to the Systems and Wireless division, and a list of the number of employees by location. This information addressed practically none of the information requested.

After promptly expressing our dissatisfaction to you, on June 17th we received one sheet of information containing a list of top 10 customers, suppliers and product lines without giving us any names and showing only one year of history. All told, we have received a fraction of the information we requested over a month ago.

Your letter from counsel imposes the condition that we may not include Del Conrad and Bob Messina in our conversations with management. We certainly understand and would not expect them to be involved with Pat Dirk or Brian; however, we don't understand why we cannot include them in meetings with management provided these are done off-site. We have felt from the beginning that Westar would be able to pay a premium price for the business given our insight provided by these individuals. You are wrong in assuming that these individuals will "interfere with what should otherwise be an orderly and efficient communication process between Westar and the company's senior management". We actually feel they will expedite the process and focus our attention on the critical facts and simplify the process. Having them in an adjacent room and us shuttling back and forth is burdensome, time consuming and compromises the quality of judgement we would like to bring to the table in evaluating the company. In discussions with Bob and Del, there are absolutely no hard feelings toward management and they will conduct themselves very professionally. They have signed the confidentiality agreement and intend to abide by all of its provisions.

We believe that if the Special Committee is prepared to run a fair process, it should grant us the right to conduct our due diligence in a manner that we deem "effective and expeditious". It should not limit the access to the company of our key advisors or tell us how to do our own due diligence if our requests are within the bounds of a normal and customary process. We will agree that to minimize any disruptions, meetings with the key employees, which include Bob and Del, will be held off-site. We would also like a prompt response to our information request list in advance of those meetings, so we don't waste everyone's time and can ask more informed and intelligent questions.

Finally, if "time is of the essence" then you need to dramatically improve the responsiveness to our requests. We are not the ones who have dragged their feet in this process. Our view of your fiduciary obligations also requires you to provide meaningful and timely access to the company to prospective bidders such as Westar. We have been and remain prepared to conduct a customary due diligence process on terms, which would provide us with a "level playing field" with Dirk Inc.

To date, your actions would lead us to believe that you are interested in minimizing the amount of information, compromising the quality of communication and making it appear that we have been given adequate information without actually providing us with such. This is totally unsatisfactory.

Sincerely,

/s/ MICHEL GLOUCHEVITCH Michel Glouchevitch

TROY GROUP, INC.
2331 South Pullman Street
Santa Ana, California 92705

June 25, 2003

VIA FACSIMILE: (714) 481-5166

Mr. Michel Glouchevitch
Westar Capital LLC
949 South Coast Drive, Suite 650
Costa Mesa, California 92626

Dear Michel:

        I am responding on behalf of the Special Committee to your letter dated June 24, 2003, regarding Westar's due diligence investigation of Troy Group, Inc. (the "Company"). The Special Committee disagrees with your conclusions, and believes that your letter mischaracterizes and presents an incomplete record of the communications that we and our representatives have had with you and your representatives on this subject. In any case, while the Special Committee remains committed to providing you with reasonable access to the Company's management and to its business and financial records, we thought that it might be helpful to confirm with you the basis upon which we think the process should move forward.

        The Special Committee notes that Westar has communicated and verified on several occasions that it is interested in purchasing only a controlling stake in the Company or in its Systems Printing Division, and that it is not interested in bidding for or purchasing a "minority" position in the Company (i.e., the shares held by persons other than members of the Dirk family). The Special Committee also notes that the Dirk family has informed the Special Committee on several occasions (and as recently as today) that it is not interested in selling any portion of its majority stake in the Company, and that the Dirk family members are not interested in pursuing a separate transaction for the sale of the Systems Printing Division. Thus, the Special Committee has concluded that, under the current circumstances, neither of the alternative proposals from Westar is reasonably capable of being consummated in its current form.

        Notwithstanding these circumstances, the Special Committee has determined to allow Westar to proceed with its due diligence investigation of the Company for purposes of determining whether Westar is willing either (i) to increase its offer to purchase all of the outstanding equity or a controlling interest in the Company, or (ii) alternatively, to consider a transaction in which Westar would purchase the "minority" stake from the public shareholders at a price that is higher than that presently offered by Dirk, Inc. If Westar is not interested in pursuing either of these two alternatives, then we do not believe that it makes sense at this time and under the current circumstances for Westar or the Company to devote further time and resources to a transaction that is not reasonably capable of being consummated. The Company's shareholders will, of course, be aware of the Westar proposals and can take them into account when considering whether to approve the proposed transaction with Dirk, Inc.

        If Westar is willing to proceed on the foregoing basis, then the Special Committee is willing to implement immediately the arrangements described in our counsel's letter of June 23rd to Mr. Magill. We continue to believe that the processes outlined in such letter will allow Westar to obtain all information that is reasonably necessary or appropriate under the current circumstances to its evaluation of the Company.

        Please let me know how Westar would like to proceed.

Sincerely,

/s/ JOHN B. ZAEPFEL John B. Zaepfel Co-Chairman of the Special Committee of the Board of Directors, Troy Group, Inc.
cc:	Mr. Harold Clark David A. Krinsky, Esq. Thomas J. Leary, Esq.

TROY GROUP, INC.
2331 South Pullman Street
Santa Ana, California 92705

July 3, 2003

VIA FACSIMILE: (714) 481-5166

Mr. Michel Glouchevitch
Westar Capital LLC
949 South Coast Drive, Suite 650
Costa Mesa, California 92626

Dear Michel:

        I am writing on behalf of the Special Committee of the Board of Directors of Troy Group, Inc. (the "Company") with regard to Westar Capital's press release issued on June 30, 2003, in which Westar announced an increase in its offer to purchase all outstanding shares of the Company from $3.50 to $4.00 per share.

        We have informed Westar on several occasions that the Dirk family has advised the Special Committee that the family is not interested in selling its majority stake in the Company. (Westar's press release issued on May 12th acknowledged this fact.) Since the issuance of your June 30 press release, the Special Committee has received further confirmation that the Dirk family is not interested in selling the shares that it controls at a price of $4.00 per share. Westar has also indicated to the Special Committee on several occasions (and has implicitly confirmed in its June 30 press release) that Westar is interested only in purchasing all of the Company's outstanding shares or, alternatively, a controlling interest, and that Westar is not interested in pursing a transaction to purchase only the shares held by the public stockholders other than the Dirk family.

        The Special Committee has determined that, in view of these circumstances, Westar's revised proposal presents the same structural impediments as Westar's original proposal, and for the same reasons, is not reasonably capable of being consummated. Nevertheless, the Special Committee remains willing to allow Westar to move forward with its due diligence investigation on the basis described in my June 25 letter and in our counsel's June 23 letter to Mr. Magill.

        Please let me know how Westar would like to proceed.

Sincerely,

/s/ JOHN B. ZAEPFEL John B. Zaepfel Co-Chairman of the Special Committee of the Board of Directors, Troy Group, Inc.
cc:	Dr. Harold L. Clark David A. Krinsky, Esq. Thomas J. Leary, Esq.